UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2019

Stericycle, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-37556	36-3640402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

28161 North Keith Drive

Lake Forest, Illinois 60045

(Address of principal executive offices including zip code)

(847) 367-5910

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CR 230.425)

☐    Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of Charles A. Alutto

On February 28, 2019, Stericycle, Inc. (the “Company”) announced that Charles A. Alutto will retire from his role as the Company’s Chief Executive Officer on May 2, 2019 (the “Retirement Date”).  In connection with his retirement, Mr. Alutto will also step down from the Board of Directors (“Board”) on the Retirement Date.  Mr. Alutto’s decision to step down from the Board was not the result of any disagreement with the Company.

On February 28, 2019, in connection with Mr. Alutto’s retirement and resignation from his position as Chief Executive Officer and a member of the Board, respectively, the Company entered into a transition agreement with Mr. Alutto (the “Agreement”).

Pursuant to the Agreement, Mr. Alutto will receive, in addition to any accrued obligations: (i) continued payment of his current base salary through the date of his retirement; (ii) cash separation pay, payable in accordance with the Company’s Executive Severance and Change in Control Plan, equal to two times the sum of his base salary and target annual incentive for 2019; and (iii) pro-rata payment, through the date of his retirement, of his 2019 annual cash incentive, based on actual Company performance, payable in the first quarter of 2020. To ensure a smooth transition, Mr. Alutto will provide consulting services to the Company from the  Retirement date until July 31, 2019 (the ‘Consulting Period”), for which the Company will pay him $50,000 per month. In addition, pursuant to the Agreement, Mr. Alutto will continue to vest, pro rata on a monthly basis during the Consulting Period, with respect to outstanding restricted stock units and stock options, and with respect to outstanding performance stick units, based on actual Company performance. Pursuant to the Agreement, the period for Mr. Alutto to exercise outstanding vested stock options is extended to May 2, 2020.

Appointment of Cindy J. Miller

As part of the Company’s leadership transition, on February 28, 2019, the Board appointed Cindy J. Miller, currently the Company’s President and Chief Operating Officer, as the Company’s Chief Executive Officer and President, effective on the Retirement Date.  Ms. Miller was also elected as a director of the Company, effective February 28, 2019.  In connection with her election, the size of the Board will be increased from 10 to 11 members and Ms. Miller will fill the vacancy. Ms. Miller’s initial director term expires at the 2019 Annual Meeting of Stockholders.  As a non-independent director, Ms. Miller is not expected to serve on any committees of the Board.

Ms. Miller, age 56, was appointed as the Company’s President and Chief Operating Officer in October 2018.  She previously served as President, Global Freight Forwarding for United Parcel Service (“UPS”) from April 2016 to September 2018 and as President of the UPS European region from March 2013 to March 2016.  Ms. Miller had a 30-year career with UPS starting as a driver and progressing to district manager for operating regions in the United States and then managing director for regions in Europe, the Middle East, and Africa before becoming President of the European region. She received a Bachelor of Arts degree from Pennsylvania State University and an Executive MBA from the London Business School.

There are no arrangements or understandings between Ms. Miller and any other persons pursuant to which she was appointed as Chief Executive Officer and no family relationships among any of the Company’s directors or executive officers and Ms. Miller.  Ms. Miller has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The terms of Ms. Miller’s compensation as Chief Executive Officer have not yet been determined.  The Company will file an amendment to this Current Report on Form 8-K once such terms have been determined.

Decision of Thomas D. Brown and Mark C. Miller Not to Stand for Re-election

On February 28, 2019, the Company also announced that it has been informed by Thomas D. Brown and Mark C. Miller of their decisions not to stand for re-election at the 2019 Annual Meeting of Stockholders.  There are no disagreements between the Company and either of Mr. Brown or Mr. Miller relating to the Company’s operations, policies, or practices that resulted in either of Mr. Brown’s or Mr. Miller’s decision to not stand for re-election.

Mr. Miller served as the Company’s Chief Executive Officer from May 1992 to January 2013 and as Chairman or Executive Chairman from August 2008 to March 2018.  Mr. Brown has served as a director since May 2008.

The Company thanks  Mr. Brown and Mr. Miller for their many years of service on the Board and their many valuable contributions to the growth of the Company.

Transition of Daniel V. Ginnetti

On February 28, 2019, the Company also announced that Daniel V. Ginnetti, currently the Company’s Executive Vice President and Chief Financial Officer, will transition to the position of Executive Vice President, International, effective upon the Company hiring a suitable replacement for Mr. Ginnetti as Chief Financial Officer.

Item 9.01    Financial Statements and Exhibits

(d)	Exhibits
10.1	Confidential Transition Agreement and General Release dated February 28, 2019, between the Company and Charles A. Alutto.
99.1	Press Release dated February 28, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 28, 2019	Stericycle, Inc.

By:	/s/ Daniel V. Ginnetti

Daniel V. Ginnetti
Executive Vice President and Chief Financial Officer